TRANS LEASING INTERNATIONAL, INC.
                         EARNINGS PER SHARE COMPUTATION
                  (Amounts in thousands, except per share data)
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                                                                 Fiscal Year Ended June 30,
                                                         1997             1996            1995

Net earnings                                         $    4,705       $     1,667     $    1,567

Shares:

Weighted average shares outstanding                       4,146             4,098          4,291
Primary                                                   4,146             4,098          4,291
Fully diluted                                             4,263             4,098          4,291

Earnings per share based on:

Weighted average shares outstanding                  $     1.13       $      0.41     $     0.37
Primary                                              $     1.13       $      0.41     $     0.37
Fully diluted                                        $     1.10       $      0.41     $     0.37

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